Exhibit 10.12

AMENDED AND RESTATED

OPERATING AGREEMENT

Amended and restated as of                  , 2011

Manning & Napier Capital Company, L.L.C.

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4.6	Liabilities of Members	13

4.7	Other Compensation	13

4.8	Meetings of and Voting by Members	13

ARTICLE V	LLC DISTRIBUTIONS; PAYMENT OF CONSIDERATION; ALLOCATIONS OF INCOME, LOSS AND CREDIT	14

5.1	Distributions	14

5.2	Allocations	15

5.3	INTENTIONALLY OMITTED	15

5.4	Special Allocations	15

5.5	Binding Effect	17

5.6	Election	17

5.7	Change in Percentage Interests	17

5.8	Convention	17

ARTICLE VI	RECORDS, REPORTS AND TAXES	18

6.1	Fiscal Year	18

6.2	Books and Records	18

6.3	Capital Account	18

6.4	Reports	18

6.5	Tax Status	18

6.6	Tax Returns; Elections	18

ARTICLE VII	WITHDRAWAL AND REPLACEMENT OF MEMBERS; RESTRICTIONS ON TRANSFER OF LLC INTERESTS	19

7.1	General	19

7.2	Registration of Transfer by LLC	20

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7.3	Effect of Non-Complying Transfers	20

7.4	Definition of “Permitted Transfer” and “Permitted Transferee”	20

7.5	Death, Disability, Bankruptcy, Dissolution or Withdrawal of a Member	20

7.6	Convention	20

ARTICLE VIII	CERTAIN PERMITTED TRANSFERS OF LLC INTERESTS	20

8.1	Generally	20

8.2	INTENTIONALLY OMITTED	21

8.3	INTENTIONALLY OMITTED	21

8.4	INTENTIONALLY OMITTED	21

8.5	INTENTIONALLY OMITTED	21

ARTICLE IX	CONDITIONS APPLICABLE TO TRANSFERS	21

9.1	General	21

9.2	Transferees by Operation of Law	21

ARTICLE X	LLC OPTION TO PURCHASE LLC INTERESTS UNDER CERTAIN CIRCUMSTANCES	22

10.1	LLC Option	22

10.2	Purchase Price	22

10.3	Terms of Payment	22

10.4	Closing	23

ARTICLE XI	COMPANY OPTION TO PURCHASE UNVESTED PERCENTAGE INTERESTS OWNED BY AN EMPLOYEE UPON CERTAIN EVENTS	23

11.1	Company Purchase Option	23

11.2	Purchase Price	23

11.3	Terms of Payment	23

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11.4	The Closing	23

ARTICLE XII	INTENTIONALLY OMITTED	24

ARTICLE XIII	INTENTIONALLY OMITTED	24

ARTICLE XIV	COMPANY REDEMPTIONS	24

14.1	Redemptions In General	24

14.2	Additional Sale Rights	24

ARTICLE XV	CERTAIN DEFINITIONS AND MISCELLANEOUS RULES	25

15.1	INTENTIONALLY OMITTED	25

15.2	INTENTIONALLY OMITTED	25

15.3	Vested and Unvested Percentage Interests	25

15.4	Disability or Disabled	25

15.5	Performance Incentive Committee	25

15.6	Personal Representative	27

15.7	INTENTIONALLY OMITTED	27

ARTICLE XVI	LLC’S OBLIGATIONS TO PAY FOR LLC INTERESTS	27

ARTICLE XVII	DISSOLUTION, LIQUIDATION AND TERMINATION	27

17.1	Dissolution	27

17.2	Rights of Member	28

17.3	Liquidating Trustee	28

17.4	Accounting on Dissolution	29

17.5	Distribution in Kind	29

ARTICLE XVIII	GENERAL CLOSING TERMS AND CONDITIONS	29

18.1	Closing	29

18.2	Deliveries at Closing	29

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18.3	Agreement to Take All Necessary Steps	30

18.4	INTENTIONALLY OMITTED	30

ARTICLE XIX	OTHER PROVISIONS	30

19.1	INTENTIONALLY OMITTED	30

19.2	Repurchase of Shares	30

19.3	INTENTIONALLY OMITTED	30

19.4	INTENTIONALLY OMITTED	30

19.5	Confidentiality	30

19.6	Return of Documents	31

ARTICLE XX	NOTICES	31

ARTICLE XXI	ARBITRATION	31

ARTICLE XXII		32

22.1	General	32

22.2	Power of Attorney for Permitted Transfers; Unit Powers	32

ARTICLE XXIII	GENERAL	33

23.1	Further Assurances	33

23.2	Prohibition Against Partition	33

23.3	Waiver	33

23.4	Severability	33

23.5	Additional Remedies	33

23.6	Choice of Law	34

23.7	Entire Agreement	34

23.8	Amendments	34

23.9	Gender and Number	34

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23.10	Benefit	34

23.11	Captions	34

23.12	Execution	34

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AMENDED AND RESTATED OPERATING AGREEMENT OF

MANNING & NAPIER CAPITAL COMPANY, L.L.C.

AMENDED AND RESTATED OPERATING AGREEMENT (this “Operating Agreement”) of Manning & Napier Capital Company, L.L.C. (“MNCC”), as amended and restated as of                  , 2011 by and among the parties who execute this Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Operating Agreement to define and express all of the terms and conditions of MNCC, a New York limited liability company, and their respective rights and obligations with respect thereto; and

WHEREAS, the parties hereto desire to be bound by this Operating Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“AAC” — M&N Advisory Advantage Corporation.

“Affiliate” — AAC, MNA and MNAO.

“Agreement” — This Operating Agreement, as the same from time to time may be amended, modified, supplemented or restated.

“Articles” — The Articles of Organization to be filed with respect to the LLC with the New York Department of State, in the form of Exhibit B attached hereto, as the same may be from time to time amended, modified or supplemented in accordance with the provisions of this Agreement.

“Bankruptcy” — With respect to any Member, if such Member shall have (1) made an assignment for the benefit of creditors; (2) filed a voluntary petition in bankruptcy; (3) been adjudicated a bankrupt or insolvent; (4) filed a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding set forth in (4) above; or (6) sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of all or any substantial part of his properties; or if 180 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 150 days after the appointment without his consent or acquiescence of a trustee, receiver, or liquidator of the Member or all or any substantial part of his properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“Business Day” — Any day that is not a Saturday or Sunday or a day on which banks located in New York, New York are authorized or required to be closed.

“Capital Account” — The account established and maintained for each Member on the books of MNCC, which is initially equal to the capital contribution of the Member to MNCC and thereafter is increased by (i) additional cash contributions, if any, made by the Member to MNCC, (ii) the fair market value of any property contributed by the Member to MNCC (net of any liability assumed by MNCC and any liability to which such property is subject), and (iii) the amount of any income (including income exempt from Federal income tax) or gain allocated to the Member for federal income tax purposes; and decreased by (a) the amount of any Distributions of cash made to the Member, (b) the fair market value of any Distributions of property made to the Member (net of any liability assumed by the Member and any liability to which such property is subject), (c) the Member’s share of any costs paid or incurred by MNCC to organize MNCC and (d) the amount of any losses allocated to the Member for federal income tax purposes, all in accordance with federal income tax accounting principles. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Treasury Regulation Section 1.704-1(b) and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulation.

“Code” — The Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“confidential information” — See Section 19.5.1.

“DDR Interest” — See Section 11.1.

“DDR Selling Member” — See Section 11.1.

“Defaulting Member” — See Section 3.2(b)(ii).

“Disability” or “Disabled” — See Section 15.4.

“Distributable Amount” — See Section 5.1.

“Distributions” — Distributions of cash or other property made by the LLC to the Members. The repayment of any Members’ loans made to MNCC and any payment of fees to a Member or reimbursement of disbursements shall not be considered Distributions.

“Employee” or “Employees” — Each of the Employees as defined in the M&N Shareholder Agreement.

“Encumbrance” — Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“GAAP” — Generally accepted United States accounting principles.

“Income and Gain from Dispositions” — All net income and gain recognized by MNCC for federal income tax purposes resulting from the sale or other disposition of all or a substantial portion of the assets of MNCC.

“Income from Operations” — All income and gain recognized by MNCC for federal income tax purposes, other than Income and Gain from Dispositions.

“Indemnified Party” — See Section 4.4(a)(i).

“Indemnifying Member” — See Section 4.4(b).

“Involuntary Sale Interest” — See Section 10.1.

“Involuntary Sale Member” — See Section 10.1.

“Law” — The New York Limited Liability Company Law, as amended from time to time.

“LLC” — The limited liability company to which this Agreement pertains, as such limited liability company may from time to time be constituted.

“LLC Interest” — A Member’s entire right, title and interest in MNCC including a Member’s percentage share of Distributions from MNCC as well as the Member’s right to participate in the management and affairs of MNCC.

“LLC Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“LLC Percentage Interest” — As to each Member, the percentage interest in the LLC allocated to such Member on the books and records of the LLC.

“Losses from Dispositions” — All net losses recognized by MNCC for federal income tax purposes resulting from the sale or other disposition by MNCC of all or a substantial portion of its assets.

“Losses from Operations” — All losses recognized by MNCC for federal income tax purposes other than Losses from Dispositions.

“Majority-in-Interest of Members” — (a) for so long as Manning is a Member, (i) Members owning more than 50% of the aggregate current share of profits held by all Members (excluding the profits owned by Manning as of the date hereof, whether such profit interest is still owned by Manning) and (ii) Manning and (b) if Manning is no longer a Member, (i) Members owning more than 50% of the aggregate share of profits (excluding the profits owned by Manning as of the date hereof, whether such profit interest is still owned by Manning) and (ii) those Persons owning more than 50% of the profits interest owned by Manning as of the date hereof.

“Managing Member” — the initial managing member shall be Manning. If Manning shall no longer desire or be able to be the managing member, the managing member shall be elected by a Majority-in-Interest.

“Manning” — William Manning.

“Member” — Any Person who is admitted to MNCC as a Member pursuant to the provisions of this Agreement.

“Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the LLC Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

“Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Treasury Regulations.

“M&N” — MNA Advisors, Inc.

“MNAO” — M&N Alternative Opportunities, Inc.

“MNCC” — See Preamble.

“MNI” — See Section 14.1.

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and 1.704(c) of the Treasury Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

“Non-voting Member” — Those members who are not Voting Members.

“Note” or “Notes” — Promissory notes payable to the original owner of the Units, such notes having been delivered by the Employee as partial consideration for the payment of the purchase price of the Units purchased by the Employee.

“Operating Agreement” — See Preamble.

“Overdue Interest” — As such term is defined in the Note.

“Penalty Interest” — As such term is defined in the Note.

“Permitted Pledge” — See Section 22.2.

“Permitted Transfer” — See Section 7.4.

“Permitted Transferee” — See Section 7.4.

“Person” — Any individual, corporation, partnership (general or limited) limited liability company, joint stock company, joint venture, estate, trust, unincorporated association, government or any political subdivision thereof or other entity.

“Personal Representative” — See Section 15.6.

“PIC” — See Section 15.1.1.

“Quarter” — A three-month period ending on the last business day of each April, July, October and January.

“Related Shareholders Agreements” — See Section 7.1.1.

“Shareholders Agreements” — Collectively, the Related Shareholders Agreements and this Agreement.

“Single Percentage Interest” — A one percent interest in the LLC.

“State” — The State of New York.

“Transfer” — Any direct or indirect sale, exchange, assignment, bequest, gift, the creation of any Encumbrance, and any other transfer or other disposition of any kind, whether voluntary or involuntary, affecting title to or possession of an LLC Interest.

“Units” — See Section 3.6.

“Unit Power” — A power of attorney permitting a Majority-in-Interest of Members to transfer legally a Member’s LLC Interest to a Permitted Transferee.

“Unvested Percentage Interest” — See Section 15.3.

“Unvested Performance Percentage” — See Section 15.3.

“Vested Percentage Interest” — See Section 15.3.

“Vested Performance Percentage” — See Section 15.3.

“vote” — Any right or opportunity to vote for, consent to or otherwise approve or disapprove any matter, whether such right or opportunity is derived from applicable law or otherwise.

ARTICLE II

ORGANIZATION

2.1 Name. The name of the LLC shall be Manning & Napier Capital Company, L.L.C., and such name shall be used at all times in connection with the business and affairs of the LLC.

2.2 Organization of the LLC. The LLC shall be organized under the laws of the State. The LLC shall be organized on the date of the filing of the Articles. The Members shall execute or cause to be executed and filed the Articles and such other documents and instruments with such appropriate authorities as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in the State.

2.3 Purposes of the LLC. The purposes of the LLC are:

(a) to be a member of Manning & Napier Group, LLC;

(b) to have and exercise all of the powers related or incidental thereto and to engage in any lawful business related or incidental thereto.

2.4 Office. The principal place of business and mailing address of the LLC shall be determined from time-to-time by a Managing Member. The LLC may maintain additional offices at such locations as a Managing Member deems advisable.

2.5 Term. The term of the LLC shall commence on the date of the filing of the Articles, and shall continue in existence until terminated pursuant to the provisions of this Agreement.

2.6 Title to LLC Property. All of the LLC’s right, title and interest in any tangible property, intangible property, real property, personal property and other assets acquired by the LLC shall be held in the name of the LLC as an entity. No Member shall have an ownership interest in any property of the LLC in his individual name or right and each Member’s LLC Interest shall be personal property for all purposes.

ARTICLE III

ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS

3.1 Agreement to Contribute. Each Member shall contribute to the capital of the LLC at the time and in the manner provided in this Article III and shall undertake on behalf of the LLC the covenants set forth in this Article III.

3.2 Contributions of the Members.

(a) INTENTIONALLY OMITTED.

(b) (i) Each Member hereby agrees that he shall contribute funds in the form of capital contributions to the LLC, on a pro rata basis in proportion to his respective LLC Percentage Interest, whenever in the opinion of a Majority-in-Interest of Members such additional funds are necessary to further or accomplish the business or purposes of the LLC. Upon such determination, the LLC shall give notice to all Members of such determination. Unless otherwise expressly agreed to by all of the Members, all additional capital contributions shall be in the form of money, and shall be paid by personal or bank check within thirty (30) days after the giving of written notice to the Members, in which notice the amount due and owing by each Member and the purpose for which the same is being requested shall be specified.

(ii) If a Member fails to pay his additional contribution to the LLC in accordance with Section 3.2(b)(i) within the thirty (30) day period specified therein, said Member (hereinafter in this Section called the “Defaulting Member”) shall be deemed to be in default of his obligations hereunder as of the thirty-first (31st) day following the date when notice of payment was given to such Member pursuant to Section 3.2(b)(i). Promptly after said thirty-first (31st) day, the LLC shall send written notice to the Defaulting Member and to the other (non-defaulting) Members, which notice shall state that the Defaulting Member is in default under this Agreement and has an additional fifteen (15) days from the giving of said default notice within which to cure the default. If the Defaulting Member does not cure his default within said additional fifteen (15) day period, then in addition to any other rights the LLC may have with respect to such Defaulting Member, such Defaulting Member shall remain liable on the unpaid principal balance of the unpaid capital contribution, but such amounts shall be payable only to the extent of the amount of aggregate distributions received from those entities listed on Schedule A attached hereto, until such additional capital contribution shall be satisfied in full and provided such distribution amounts are not otherwise required to be contributed to the capital of those entities listed on Schedule B attached hereto. In addition to the foregoing, if any Member is required to make an additional capital contribution to those entities listed on Schedule B attached hereto pursuant to the terms of the Related Shareholders Agreements and fails to timely make such contribution, then such Member shall deliver to those entities listed on Schedule B attached hereto, as the case may be, any distributions such Member shall receive from the LLC until such Member’s obligation to make such contribution shall be satisfied in full. In the discretion of a Majority-in-Interest of Members (other than the Defaulting Member), all rights and entitlement of a Defaulting Member attributable to the Defaulting Member’s LLC Interest shall be suspended during the period of default. If such suspension is in effect prior to the filing by the LLC of a tax return relating to any LLC fiscal year, the profits attributable to the Defaulting Member’s LLC Interest shall be allocated for such fiscal year to the other (non-defaulting) Members ratably in accordance with their LLC Percentage Interests, but only for such period that the Member was in default.

3.3 Further Contributions. No Member shall be required to contribute any capital to the LLC for any reason whatsoever, except as provided in Section 3.2.

3.4 No Priority. No Member shall be entitled to any Distributions from the LLC or to withdraw or demand the return of any part of his capital contribution except as specifically provided for herein. No Member shall have the right to demand or receive property other than cash in return for his capital contribution or as a Distribution of income. No Member shall have priority over any other Member either as to the return of his capital contribution to the LLC or as to any distributions except as specifically provided for herein.

3.5 Treatment of Advances; Interest and Withdrawals.

(a) If any Member shall advance any funds to the LLC other than as provided in Sections 3.1 or 3.2, the amount of any such advance shall not be an additional capital contribution of such Member, but shall be a debt due from the LLC to such Member to be repaid at a fluctuating interest rate equal to the prime rate of the LLC’s lender (or if there is no lender at a rate set by a Majority-in-Interest of Members in good faith), and at such times as shall be expressly agreed upon or, in the absence of such agreement, upon the dissolution and liquidation of the LLC.

(b) No interest shall be paid on any capital contributions. Except as otherwise provided herein, no Member shall be entitled to withdraw any part of his capital contributions.

3.6 Members Interests; Units. The LLC Interests of the Members in the LLC shall be represented by units (the “Units”). The LLC is authorized to issue up to 100,000,000 Units. Each Member shall be issued Units in the amounts listed on the books and records of the Company. The holders of the Units shall have the rights described in this Agreement. Except as otherwise provided in this Agreement, the Units will vote together as a single class on all issues upon which the Members are entitled to vote.

3.7 Legend. All certificates representing Units will bear the following legend:

“The units represented by this certificate (the “Units”) have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold or transferred unless a registration statement under the Act is in effect or an exemption from such registration is available. The Units are also subject to an Operating Agreement dated as of                  , 2011, as amended (the “Agreement”), which contains provisions affecting the rights and obligations of the holder of the Units and restrictions upon the transfer of the Units. Any transfer of the Units in violation of the Agreement is null and void. A copy of the Agreement is on file at the principal offices of the limited liability company.”

ARTICLE IV

RIGHTS, POWERS AND OBLIGATIONS OF THE MEMBERS

4.1 Management of LLC Business. Subject to the limitations of Article II related to the stated purposes of the LLC, the Managing Member shall be solely responsible for the management of the LLC’s business.

4.2 Authority of the Members. The Managing Member shall, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, manage, control, administer and operate the business and affairs of the LLC for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, the power to:

(a) sell, dispose, trade or exchange the assets of the LLC in the ordinary course of the LLC’S business;

(b) enter into agreements and contracts and give receipts, releases and discharges;

(c) purchase liability and other insurance to protect the LLC’s properties and business;

(d) borrow money for and on behalf of the LLC;

(e) execute any and all other instruments and documents which may be necessary or desirable to carry out the intent and purpose of this Agreement; and

(f) make any and all expenditures necessary or appropriate in connection with the management of the affairs of the LLC.

4.3 Transactions Requiring Certain Consent. Notwithstanding anything to the contrary in this Agreement, the LLC shall not undertake any of the following actions without the prior written consent of a Majority-in-Interest of the Members:

(a) amend this Agreement, except to the extent necessary to carry out the provisions of this Agreement;

(b) deviate from any of the purposes of the LLC as set forth in Article II;

(c) obtain debt financing in excess of $500,000 from any Member or any person related to or affiliated with a Member;

(d) engage in business in any jurisdiction which does not provide for the registration of limited liability companies; or

(e) pay fees, commissions or other compensation to a Member.

(f) change the capital structure of the LLC (other than in connection with any option granted herein to the LLC to repurchase LLC Interests), including, but not limited to, any issuance (including treasury interests), redemption, purchase, retirement, conversion or exchange of LLC Interests or grant of options;

(g) commit for funds in excess of $10,000,000 on a cumulative non-discounted basis for any fiscal year or portion thereof;

(h) distribute any property (other than an amount of cash not greater than the cumulative taxable income of the LLC) to the Members;

(i) adopt or change the delegation of authority or fiscal procedures of the LLC;

(j) create, incur or assume any indebtedness for borrowed money in excess of $10,000,000;

(k) approve any change in the independent public accountants for the LLC;

(l) authorize loans of money by the LLC to any Member in any amount or any other loan in excess of $1,000,000; or

(m) enter into any lease not necessary for the operation of the business.

4.4 Indemnification.

(a) Indemnification of the Members.

(i) Subject to paragraph (ii) of this Section 4.4, the LLC shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the LLC) by reason of the fact that such Person is or was a Member, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a member, director, partner, officer, employee or agent of Another Enterprise (as defined in paragraph (iii) of this Section 4.4) (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding if such Indemnified Party acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. The LLC shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, by or in the right of the LLC to procure a judgment in its favor by reason of the fact that such Person was an Indemnified Party, against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Party in connection with the defense of such action or suit, if such Indemnified Party acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the LLC; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for negligence or misconduct in the performance of its duty to the LLC.

(ii) Any indemnification under this Section 4.4 shall be made by the LLC only as authorized in the specific case by the Managing Member upon a determination that indemnification of a particular Indemnified Party is proper in the circumstances because such Indemnified Party has met the applicable standard of conduct set forth in paragraph (i) of this Section 4.4. To the extent, however, that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Party shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by it in connection therewith, without the necessity of authorization in the specific case.

(iii) For purposes of any determination under paragraph (ii) of this Section 4.4, a Person shall be deemed to have acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the LLC, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe its conduct was unlawful, if such Person’s action is based on the records or books of account of the LLC or Another Enterprise, or on information supplied by the officers of the LLC or Another Enterprise in the course of their duties, or on the advice of legal counsel for the LLC or Another Enterprise or on information or records given or reports made to the LLC or Another Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the LLC or Another Enterprise; provided, however, that such Person shall not be deemed to have acted in good faith if such Person had knowledge concerning the action in question that would cause that Person’s reliance to be unwarranted. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the LLC, or, with respect to any criminal action or proceeding, that such Person had reasonable cause to believe that its conduct was unlawful. The term “Another Enterprise” as used in this Section 4.4 shall mean any other limited liability company, partnership, corporation, joint venture, trust or other enterprise of which a Person is or was serving at the request of the LLC as a member, director, partner, officer, employee or agent including, without limitation, any entity in which the LLC owns 50% or more of the owners’ equity. The provisions of this paragraph (iii) shall not be deemed to be exclusive or to limit in any way the circumstances in which a Person may be deemed to have met the applicable standard of conduct set forth in paragraph (i) of this Section 4.4.

(iv) The LLC may pay expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of (i) an undertaking by or on behalf of an Indemnified Party to repay such amount, unless it shall ultimately be determined that such Indemnified Party is entitled to be indemnified by the LLC as authorized in this Section 4.4, and (ii) a written affirmation of the good faith belief of the Indemnified Party that such Indemnified Party has met the standard of conduct necessary for indemnification under this Section 4.4.

(v) The indemnification provided by this Section 4.4 shall not be deemed exclusive of any other rights to which any Person seeking indemnification may be entitled under any agreement or contract or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, it being the policy of the LLC that indemnification of the Persons specified in the first sentence of paragraph (i) of this Section 4.4 shall be made to the fullest extent permitted by the Act. The indemnification provided by this Section 4.4 shall continue as to a Person who has ceased to be an Indemnified Party and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(vi) The Managing Member may decide that the LLC shall purchase and maintain insurance on behalf of an Indemnified Party against any liability asserted against such Indemnified Party and incurred by such Indemnified Party in any such capacity, or arising out of its status as an Indemnified Party, whether or not the LLC would have the power or the obligation to indemnify such Indemnified Party against such liability under the provisions of this Section 4.4.

(b) Member Indemnification. Each Member (the “Indemnifying Member”) shall indemnify and hold harmless the LLC and the other Members from and against any loss, expense, damage or injury (including attorneys’ fees) suffered or sustained by the LLC or the other Members resulting directly or indirectly from any act or omission by the Indemnifying Member if (i) such act or omission is within the scope of the authority of such Member under this Operating Agreement and is not in contravention of this Operating Agreement, but such Indemnifying Member is grossly negligent in respect thereof, or (ii) such act or omission is not within the scope of authority of such Member under this Operating Agreement or is in contravention of this Operating Agreement.

4.5 INTENTIONALLY OMITTED.

4.6 Liabilities of Members. The Members shall have no personal liability with respect to liabilities and obligations of the LLC and shall not be required to make any contributions to the capital of the LLC other than their capital contributions provided for in Sections 3.1 and 3.2 hereof.

4.7 Other Compensation. No Member shall be entitled to any fees, commissions or other compensation from the LLC for any services rendered to or performed for the LLC, except as approved by the Members in accordance with Section 4.3.

4.8 Meetings of and Voting by Members.

(a) A meeting of the Members may be called at any time by the Managing Member. Meetings of Members shall be held at the LLC’s principal place of business. Not less than ten (10) nor more than thirty (30) days before each meeting, the Voting Member(s) calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice shall be deemed to have waived such notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of a Majority-in-Interest of Members shall constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney-in-fact.

(b) Wherever this Agreement requires the “written consent”, “approval” or “election” by the Members, the affirmative vote of a Majority-in-Interest of Members shall be required to approve the matter, except where a higher vote is required by this Agreement.

ARTICLE V

LLC DISTRIBUTIONS;

PAYMENT OF CONSIDERATION;

ALLOCATIONS OF INCOME, LOSS AND CREDIT

5.1 Distributions. Distributions to Members in respect of their LLC Interests are intended to be made no less frequently than quarterly. The aggregate amount to be distributed in any Quarter (the “Distributable Amount”) will be an amount, subject to the limitations of Section 508 of the Law, equal to the LLC’s income determined in accordance with GAAP applied on a consistent basis for the three month period ending on the last Business Day of the month preceding the last month of such Quarter as reduced by any amounts which are necessary or appropriate for the LLC to retain (based on the fact that the Company is a holding company). On or prior to the fifteenth Business Day of the last month of each Quarter, the Managing Member will provide a recommendation of the Distributable Amount to the LLC. Unless Members holding at least 25 percent of the LLC Percentage Interests determine that such recommendation contains a clear error or would result in a contravention of applicable law, the recommendation shall be deemed to be adopted by the LLC. On or prior to the last Business Day of each Quarter, the LLC shall distribute the Distributable Amount to its Members in accordance with their LLC Percentage Interests. The LLC shall attempt (to the extent such action is not burdensome on or inconvenient to the LLC or any Member) to make interim distributions to the Members in proportion to their LLC Percentage Interests in an amount equal to the Member’s estimated income tax liability resulting from his ownership of the LLC Interest. Notwithstanding the above, the cumulative annual distributions in any taxable year shall be at least equal to 45 percent of the LLC’s federal taxable income for such year.

5.2 Allocations.

Subject to Section 5.4, Income from Operations and Losses from Operations and Income and Gain from Dispositions and Losses from Dispositions shall be allocated to the Members in accordance with their LLC Percentage Interests; provided, however, gains from Interim Capital Events shall be allocated to the Member requesting such Interim Capital Event.

5.3 INTENTIONALLY OMITTED.

5.4 Special Allocations.

(a) (i) No Member shall be allocated any item of loss or deduction to the extent said allocation will cause or increase any deficit in said Member’s Capital Account, in excess of the amount such Member is obligated or deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) or Treasury Regulations Section 1.704-2(i)(5), as the case may be, as of the end of the LLC’s tax year to which such allocation relates. In determining the amount, if any, of a deficit balance in a Member’s Capital Account, such Capital Account shall be reduced for the items described in Treasury Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

(ii) If any Member with a deficit in his Capital Account unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), then LLC items of income and gain (including gross income, if necessary) shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in said Member’s Capital Account created by such adjustment, allocation, or distribution as quickly as possible.

The Members intend that the provisions set forth in this Section 5.4(a)(ii) will constitute a “Qualified Income Offset” as described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d). The Treasury Regulations shall control in the case of any conflict between such Treasury Regulations and this Section 5.4(a)(ii).

(b) The following provisions shall be applicable in any taxable year in which the LLC has nonrecourse deductions as defined in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c):

(i) Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in LLC Minimum Gain for any fiscal year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in LLC Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the LLC Regulations. This subparagraph (b)(i) is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph (b)(i) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(ii) Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Member Minimum Gain attributable to such Member Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This subparagraph (b)(ii) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph (b)(ii) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(iii) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Members in accordance with their respective LLC Percentage Interests.

(iv) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Member Nonrecourse Debt shall be specially allocated to the Member that bears the economic risk of loss for such Member Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations).

(c) In accordance with Code Section 704(c), any Inherent Gain (as defined below) with respect to any property contributed to the capital of the LLC shall be allocated to the Member contributing such property in accordance with any permissible method contained in Treasury Regulations issued under Code Section 704(c) selected by the Tax Matters Partner (defined in Section 6.6 herein). Each Member hereby agrees to report income, gain, loss and deduction on such Member’s federal income tax return in a manner consistent with the method used by the LLC. In addition, depreciation attributable to such property shall be allocated among the Members in accordance with the Treasury Regulations under Code Section 704(c). Allocations pursuant to this subparagraph are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provision of this Agreement. For purposes of this Section 5.4(c), “Inherent Gain” shall be the difference between the fair market value of the property contributed to the LLC (unreduced by any liabilities secured by the property or to which the property is subject) and the adjusted basis of said property, determined immediately before the contribution of said property to the LLC.

(d) In the event any Member’s LLC Percentage Interest shall change during any taxable year, notwithstanding any other provision of this Agreement, the LLC, in a manner consistent with the requirements of Section 706 of the Code, or equivalent legislation and applicable Treasury Regulations, shall allocate the LLC’s Income or Loss from Operations and Income and Gain or Loss from Dispositions, and each item of income, deduction or credit of the LLC with respect to such Member, in a manner which takes into account his varying LLC Percentage Interest during such taxable year.

(e) If the Code or any applicable Treasury Regulations shall require that any item of income, deduction, gain, loss or credit of the LLC be allocated among the Members in a manner inconsistent with the allocations provided for in this Article in order to be respected by the Internal Revenue Service, then, notwithstanding any other provision of this Agreement, a Majority-in-Interest of Members shall reallocate all such items in a manner which conforms with the Code or any applicable Treasury Regulations and most closely approximates the allocations otherwise provided for in this Article. Allocations under the previous sentence shall be binding on all Members.

5.5 Binding Effect. The Members are aware of the income tax consequences of the allocations made by this Article and hereby agree to be bound by the provisions of this Article in reporting their shares of LLC income, gain, loss and deduction for Federal income tax purposes.

5.6 Election. Upon the affirmative vote of a Majority-in-Interest of Members the LLC shall make all elections for Federal income tax purposes that such Members reasonably determine to be in the best interest of the Members and the LLC, including the election to adjust the basis of any asset of the LLC pursuant to Code Sections 734(b) and 743(b).

5.7 Change in Percentage Interests. Except as necessary for the implementation of Section 5.8 or the reallocation of income as provided in Section 3.2(b)(ii), allocations pursuant to this Article V shall be made using a pro rata allocation based on the number of months such LLC Interest is held by such Member during the taxable year. For purposes of Section 3.2(b)(ii) the reallocation shall be effective only during the suspension period and shall be made using a pro rata allocation based on the number of days from the date the suspension starts until the date the suspension ends over 365.

5.8 Convention. For purposes of this Article V, a change in a Member’s LLC Interest shall be effective as follows: (A) a change in a Member’s LLC Interest which occurs during the first fifteen days of any calendar month shall be effective as of the first day of such calendar month; and (B) a change in a Member’s LLC Interest which occurs after the fifteenth day of a calendar month shall be effective as of the first day of the month following such calendar month.

ARTICLE VI

RECORDS, REPORTS AND TAXES

6.1 Fiscal Year. The fiscal year of the LLC for both accounting and Federal income tax purposes shall end on December 31 of each year, and, the LLC shall report its operations and profits and losses in accordance with the cash method of accounting.

6.2 Books and Records. At all times during the term of this Agreement, the LLC shall keep or cause to be kept full and faithful books of account in which shall be entered fully and accurately each transaction of the LLC. All of the books of account shall at all times be maintained at the principal office of the LLC or at the office of the LLC’s accountants. The LLC’s books of account shall be open to inspection and examination by the Members or their representatives, by appointment, during normal business hours. The books and records of LLC shall be maintained at the principal office of the LLC.

6.3 Capital Account. There shall be established and maintained on the books of the LLC a Capital Account for each Member.

6.4 Reports. The LLC shall provide the Members with a quarterly report of the LLC’s operations, which shall include income statements of the LLC for such quarter and for the year to date, by no later than the end of the month succeeding such calendar quarter. Each Member and his respective attorneys, accountants and other advisors, shall have the right at all times during usual business hours and upon reasonable notice, to examine, review, audit, and make copies of the books and records of the LLC. Each Member shall maintain all information relating to the LLC contained in such reports and books and records in strict confidence. Each Member making such examination, review, audit or copying shall bear all of the expenses incurred by such Member and the LLC in any such examination, review, audit and copying.

6.5 Tax Status. Each of the Members hereby acknowledges that the LLC is intended to be characterized as a partnership for Federal and New York tax purposes and will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The LLC shall use all reasonable efforts to cause its accountants to prepare and make timely filings of all tax returns and statements which the accountants determine must be filed on behalf of the LLC with any taxing authority. A copy of such returns and statements shall be provided to each Member prior to thirty (30) days before the due date (computed without regard to any extensions thereof) and actual filing of such return.

6.6 Tax Returns; Elections.

(a) Manning shall be the “Tax Matters Partner” for purposes of the Code and shall notify the Members of any audit or other matters of which it is notified or becomes aware. Manning shall cause all income tax and information returns for the LLC to be prepared by the LLC’s accountant and shall cause such tax returns to be timely filed with the appropriate authorities. Copies of such tax and information returns shall be kept at the principal office of the LLC or at such other place as the Managing Member shall determine and shall be available for inspection by the Members or their representatives during normal business hours.

(b) The LLC may, but is not required to, make an election for Federal income tax purposes to the extent permitted by applicable law and regulations, as follows:

(i) in case of a transfer of all or part of any Member’s LLC Interest, the LLC may elect in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws to adjust the bases of the assets of the LLC pursuant to Sections 734 and 743 of the Code; and

(ii) all other elections required or permitted to be made by the LLC shall be made in such a manner as the Managing Member, in consultation with the LLC’s attorney or the LLC’s accountant, determines to be most favorable to the Members.

(c) No Member shall take any action, refuse to take any action or omit to take any action which would cause the LLC to forfeit the benefits of any tax election previously made or agreed to be made by the LLC.

ARTICLE VII

WITHDRAWAL AND REPLACEMENT OF MEMBERS;

RESTRICTIONS ON TRANSFER OF LLC INTERESTS

7.1 General. No Member may Transfer any or all of its LLC Interest except as permitted by, and in accordance with the terms of, this Agreement.

7.1.1 Related Shareholders Agreements. The Members are parties to the other agreements listed on Schedule C attached hereto. These agreements are collectively referred to as the “Related Shareholders Agreements”). The Related Shareholders Agreements contain provisions similar to those contained in this Agreement, including without limitation, provisions granting purchase and sale options with respect to the shares of common stock or interests of the entities listed on Schedule A attached hereto owned by the parties to such Related Shareholders Agreements. The Members agree that in the event a purchase or sale of shares is to occur pursuant to a provision of a Related Shareholders Agreement, the Members of the LLC, as the case may be, shall simultaneously purchase or sell LLC Interests pursuant to the provision(s) of this Agreement most similar to the applicable provision(s) of such Related Shareholders Agreement.

7.2 Registration of Transfer by LLC. The LLC will not cause or permit a Transfer of any LLC Interests to be recorded on its books unless the Transfer is permitted by, and has been made in accordance with the terms of, this Agreement.

7.3 Effect of Non-Complying Transfers. Any purported Transfer in violation of this Agreement will be null and void and of no legal effect, and no purported transferee of such a Transfer will be a Member of the LLC.

7.4 Definition of “Permitted Transfer” and “Permitted Transferee”. Any Transfer permitted by, and made in accordance with the terms of, this Agreement is referred to as a “Permitted Transfer”. Any Person to which an LLC Interest may be transferred pursuant to a Permitted Transfer is referred to as a “Permitted Transferee”. Any Permitted Transferee will be deemed to be a “Member” for the purposes of this Agreement, effective as of the date of the Permitted Transfer.

7.5 Death, Disability, Bankruptcy, Dissolution or Withdrawal of a Member.

(a) Upon the death, Disability or Bankruptcy of an individual Member (including a substituted Member), such Member’s legally authorized Personal Representative shall have all of the rights of a Member solely for the purpose of settling or managing his estate, and shall have such power as the decedent, Disabled, bankrupt or insolvent Member possessed to make an assignment of interest in the LLC in accordance with the terms hereof. No such representative shall be admitted as a Member of the LLC except in compliance with the terms hereof.

(b) Upon the Bankruptcy, dissolution or other cessation to exist as a legal entity of any Member which is not an individual, the authorized representative of such entity (and, in the case of a terminated trust, the actual remaindermen) shall have all the rights of a Member for the purpose of effecting an orderly winding up and disposition of the business of such entity and such power as such entity possessed to make an assignment of its interest in the LLC in accordance with the terms hereof. No such representative shall be admitted as a Member in the LLC except in compliance with the terms hereof.

7.6 Convention. For purposes of this Article VII, a change in a Member’s LLC Interest shall be effective on the date provided in Section 5.8.

ARTICLE VIII

CERTAIN PERMITTED TRANSFERS OF LLC INTERESTS

8.1 Generally. Each Member may Transfer his LLC Interest with the express written consent of all other Members, which consent may be withheld in any Member’s sole and absolute discretion. Notwithstanding the preceding sentence, Manning may Transfer all but not less than all of his LLC Interest.

8.2 INTENTIONALLY OMITTED.

8.3 INTENTIONALLY OMITTED.

8.4 INTENTIONALLY OMITTED.

8.5 INTENTIONALLY OMITTED.

ARTICLE IX

CONDITIONS APPLICABLE TO TRANSFERS

9.1 General. Notwithstanding anything to the contrary contained in this Agreement:

(a) Any sale, assignment or transfer, whether direct or indirect, of any LLC interest shall be made in full compliance with (i) all applicable statutes, law, ordinances, rules and regulations of all Federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the LLC and (ii) the contracts and any other agreements affecting the LLC, so that the operation of the LLC can continue without interruption and without violation of any applicable law or any such instruments.

(b) No change in ownership of the LLC interest of any Member shall be binding upon the LLC or any other Member unless and until (i) true copies of instruments of transfer executed and delivered pursuant to or in connection with such transfer shall have been delivered to the LLC; (ii) the transferee shall have delivered to the LLC an executed and acknowledged assumption agreement pursuant to which the transferee assumes all of the obligations of the transferor hereunder, and agrees to be bound by all of the provisions of this Agreement (including, without limitation, if pursuant to the provisions of this Agreement, the transferee is to become, as a result of such transfer, a Member of the LLC, an acknowledgment thereof); (iii) the LLC shall have consented thereto; and (iv) the transferee shall have executed, acknowledged and delivered any instruments required under the Law to effect such transfer.

9.2 Transferees by Operation of Law. If, notwithstanding the provisions of this Agreement, any Person acquires all or any part of the LLC Interest of a Member in violation of this Agreement by operation of law or judicial proceeding, the holder(s) of said LLC Interest shall be entitled to receive only the share of income, gain, deductions, credits, and losses and the return of contributions to which said Member would otherwise be entitled, and said Person shall have no right to participate in the management of the LLC and vote on matters coming before the LLC.

ARTICLE X

LLC OPTION TO PURCHASE LLC INTERESTS

UNDER CERTAIN CIRCUMSTANCES

10.1 LLC Option. In the event that (i) voluntary proceedings by, or involuntary proceedings against, any Employee are commenced under any provisions of any federal or state law relating to bankruptcy or insolvency, (ii) the LLC Interests of any Employee are attached or garnished, (iii) any judgment is obtained in any action or proceeding against an Employee and the sale of such Employee’s LLC Interest is contemplated under legal process as a result of such judgment, (iv) any execution or other legal process is issued against any Employee or against such Employee’s LLC Interest or (v) any other form of legal proceedings or process is commenced by which the LLC Interests of an Employee may be Transferred, the LLC (or its designee) will have the right, exercisable upon written notice given to such Employee (the “Involuntary Sale Member”), to purchase all but not less than all of the Involuntary Sale Member’s LLC Interest (the “Involuntary Sale Interest”). The closing of the purchase and sale of the Involuntary Sale Interest will occur in accordance with Article XVIII. At such closing, the Involuntary Sale Member shall execute and deliver such instruments as may be reasonably necessary to effectuate such sale. The LLC (or its designee) will pay the purchase price set forth in Section 10.2 to the Involuntary Sale Member upon the payment terms set forth in Section 10.3.

10.2 Purchase Price. (a) The purchase price for the Involuntary Sale Interest which constitutes Unvested Percentage Interest will be the lesser of the (i) the cost for such Unvested Percentage Interest and (ii) the fair market value of such Unvested Percentage Interest, as determined in the sole discretion of the Voting Members. The purchase price for the Involuntary Sale Interest which constitutes Vested Percentage Interest will be the fair market value of such Vested Percentage Interest, as determined in the sole discretion of the Voting Members.

10.3 Terms of Payment. (a) The purchaser(s) will pay the purchase price for the Involuntary Sale Interest which are Unvested Percentage Interests to the Involuntary Sale Member, at purchaser’s option (i) in cash at the Closing or (ii) over 12 payments, on each of the next 12 Payment Dates (as defined below), beginning on the next Payment Date after the closing of the sale. In addition, if purchaser elects to pay based on (ii) above, each such payment will include an amount of interest equal to the Stated Rate (prorated for the time the unpaid purchase amount remains unpaid) on the unpaid purchase price; and (b) the purchaser will pay the purchase price for the Involuntary Sale Interest which are Vested Percentage Interests by making 12 payments, on each of the next 12 Payment Dates, beginning on the next Payment Date after the closing of the sale. In the event the purchase price for such LLC Interest is adjusted due to a Sale Event any amount still owing after the Sale Event shall be due and payable within 10 days of the Sale Event. Any sale contemplated by this Section 10.3 shall be pursuant to a purchase agreement reasonably satisfactory to the parties, which agreement, in the case of an individual purchaser, shall contain language pursuant to which the purchaser shall pledge the LLC Interests he or she purchases as security for the purchaser’s payment obligations under the purchase agreement. For purposes of this Agreement the term Payment Date shall mean the last business day of each April, July, October and January. For purposes of this Agreement the term Stated Rate shall mean the sum of (a) the Federal Reserve/Citibase prime rate quoted by Bloomberg L.P. at 11 a.m. (New York City time) on the immediately preceding Payment Date plus (b) two percent (2%).

10.4 Closing. The closing with respect to any purchase and sale of Shares pursuant to this Article X shall be held in accordance with Article XVIII.

ARTICLE XI

COMPANY OPTION TO PURCHASE UNVESTED PERCENTAGE INTERESTS OWNED BY AN EMPLOYEE UPON CERTAIN EVENTS.

11.1 Company Purchase Option. A designee of the Company shall have the option to purchase all or a portion of the Unvested Percentage Interest (the “DDR Interest”) owned by each Employee (each a “DDR Selling Member”) (a) on or after February 21, 2015 or (b) earlier, on the date the DDR Selling Member’s employment (with Manning & Napier Group, LLC (or any of its subsidiaries)) is terminated for any reason other than death or Disability. The Company may exercise its option with respect to the DDR Interest by written notice given to the DDR Selling Member or to his Personal Representative. The Company’s designee will pay the purchase price set forth in Section 11.2 to the DDR Selling Member or to his Personal Representative upon the payment terms set forth in Section 11.3.

11.2 Purchase Price. The purchase price for the DDR Interest will be the lesser of (i) the cost for such DDR Interest and (ii) the fair market value of such DDR Interest, as determined in the sole discretion of the Voting Members.

11.3 Terms of Payment. The purchaser(s) will pay the purchase price for the DDR Interest to the DDR Selling Member at purchaser’s option (i) in cash at the Closing or (ii) over 12 payments, on each of the next 12 Payment Dates, beginning on the next Payment Date after the closing of the sale. In addition, if purchaser elects to pay based on (ii) above, each such payment will include an amount of interest equal to the Stated Rate (prorated for the time the unpaid purchase amount remains unpaid) on the unpaid purchase price. Any sale contemplated by this Section 11.3 shall be pursuant to a purchase agreement reasonably satisfactory to the parties, which agreement, in the case of an individual purchaser, shall contain language pursuant to which the purchaser shall pledge the LLC Interests he or she purchases as security for the purchaser’s payment obligations under the purchase agreement.

11.4 The Closing. The closing with respect to any purchase and sale of such LLC Interest shall be in accordance with Article XVIII.

ARTICLE XII

INTENTIONALLY OMITTED

ARTICLE XIII

INTENTIONALLY OMITTED

ARTICLE XIV

COMPANY REDEMPTIONS

14.1 Redemptions In General. The Company’s primary asset shall be its ownership of the units of Manning and Napier Group, LLC. Each year beginning with the calendar year 2014 the Managing Member shall determine whether to allow Members to be entitled, in whole or in part, to have redeemed by the Company a portion of their Vested Percentage Interest. If the Managing Member so decides the mechanism for effectuating such redemption shall be that the Members shall have a subscription period in the first Quarter of each such calendar year, whereby each Member shall inform the Company of how much of their Vested Percentage Interest such Member would like to have redeemed. The procedure of such annual subscription period shall be determined by the Managing Member.

The Managing Member shall effectuate such redemption by offering to exchange the necessary units of Manning & Napier Group, LLC to Manning & Napier, Inc. (“MNI”) pursuant to the exchange agreement between the Company and MNI and others. In the event MNI delivers shares of MNI to the Company the Company shall sell such shares promptly and complete the redemption after such sale.

The purchase price that the Company shall pay a Member for his or her Vested Percentage Interest that is subject to redemption shall be equal to the amount the Company receives (less any ordinary and necessary expenses incurred by the Company to effectuate such redemption) from the exchange of the units (or from the sale of the shares of Manning & Napier Inc. it receives pursuant to the exchange).

14.2 Additional Sale Rights.

14.2.1 If Manning desires to be redeemed he may only do so in connection with granting the other Members the same right.

14.2.2 Upon the redemption of an LLC Interest of the Company (for avoidance of any doubt, excluding a purchase under Article 10 or 11 of this Agreement), as consideration for the LLC Interest redeemed, the Company shall pay to the redeeming Member at the end of each calendar quarter, beginning with the calendar quarter in which the redemption is effective, an amount equal to the sum of all payments received from MNI (including, without limitations, payments received by the Company under the TRA Agreement) during such calendar quarter, attributable to the related redemption.

ARTICLE XV

CERTAIN DEFINITIONS AND MISCELLANEOUS RULES

15.1 INTENTIONALLY OMITTED.

15.2 INTENTIONALLY OMITTED.

15.3 Vested and Unvested Percentage Interests. (a) The term “Vested Percentage Interest” means that Percentage Interest owned by the Employees which are vested pursuant to this Section 15.3. The term “Unvested Percentage Interest” means that Percentage Interest owned by the Employees which are not Vested Percentage Interest.

15.3.1 Fifteen percent (15%) of the LLC Interests of each Employee shall be Vested Percentage Interest upon execution of this Agreement.

15.3.2 Five percent (5%) of each Employee’s Unvested Percentage Interest (the “Unvested Time Percentage”) shall vest on each of December 31, 2012, December 31, 2013 and December 31, 2014 provided such Employee is employed on such date by Manning & Napier Group, LLC (or any of its subsidiaries).

15.3.3 Any Unvested Percentage Interest not vested under Section 15.3.1 or subject to vesting under 15.3.2 (the “Unvested Performance Interest”) shall vest or remain Unvested Percentage Interest pursuant to Section 15.5 below.

15.3.4 Notwithstanding any other provision of this Agreement to the contrary, in the event of the death of any Member all LLC Interests owned by such Member shall immediately become Vested Percentage Interests.

15.4 Disability or Disabled. The terms “Disability” and “Disabled” mean such physical or mental disability or incapacity of an individual as, in the opinion of a Super-Majority-In-Interest of the Members (excluding the Disabled Member), prevents such individual from discharging his normal service obligations to the LLC or any of its affiliates for an aggregate period of 90 Business Days during any 365-day period. The date of Disability will be the date on which the Members make the determination set forth in the preceding sentence.

15.5 Performance Incentive Committee.

15.5.1 There shall be established performance incentive committee (“PIC”) which shall comprise five members for each Member (other than

Manning). Manning, Cunningham and Auspitz shall be the “permanent members” of the PIC; provided, however, that Manning may replace Cunningham or Auspitz in his sole discretion; further provided, however, should Manning not desire or be able to serve on the PIC, then the “permanent members” shall select his replacement. Manning along with one of the two other permanent members (or the two “permanent members,” if Manning is no longer a member of the PIC) shall select the remaining two individuals who shall comprise the PIC for each Member (other than Manning). Each member of the PIC shall have one vote and any action by the PIC shall require the affirmative vote of at least three (3) of its members.

15.5.2 The purpose of the PIC shall be to determine if a Member has met his or her performance criteria for the calendar years 2012, 2013 and 2014 and therefore the Member is eligible to vest as to one-third (1/3) of the Member’s Unvested Performance Interest. In addition, should a Member be determined by the PIC not to have met his or her performance criteria in either 2012 or 2013 then the PIC shall have the discretion at the end of 2013 or 2014 (as applicable) to determine that such Member should vest with respect to some or all of such previously Unvested Performance Interest.

15.5.3 The process of the PIC shall be as follows:

(a) Prior to each calendar year for which a Member subject to evaluation by the PIC,

(i) Prior to November 30 the supervisor or area manager of the Member shall propose criteria related to the performance expectations of such Member to the PIC.

(ii) Prior to December 20 the PIC shall review the proposed criteria, modify the criteria as it deems appropriate and approves the final criteria for such Member.

(iii) Prior to December 31 the final criteria shall be distributed to the Member and his or her supervisor.

(b) After the calendar year for which a Member is subject to evaluation by the PIC,

(i) Prior to January 15 the Member’s supervisor shall submit to the PIC an evaluation of the Member’s performance (as it pertains to the final criteria established by the PIC) and a recommendation as to whether the Member has met such criteria.

(ii) Prior to February 15 the PIC shall vote on the supervisors recommendation with a majority of the PIC (3 votes) needed to approve or reject. If the PIC rejects the supervisor’s recommendation then the PIC shall, by majority vote, adopt its own recommendation. The supervisors recommendation and the votes of the individual members of the PIC shall be available for review by the affected Member.

(iii) Prior to February 21 the Member and his or her supervisor shall be informed of the PIC’s decision. If the PIC does not notify the Memberer (taking into account (c) below) of its decision in a timely manner, then it will be assumed that the PIC has approved the vesting of such Member’s Unvested Performance Interest that were subject to vesting for such calendar year.

(c) Notwithstanding any of the dates listed in (i) and (ii) above the PIC and the supervisor shall be afforded delays of up to two weeks and more time for circumstances beyond their control.

15.5.4 Notwithstanding any provision of this Agreement to the contrary, if the PIC determines in its review of the 2014 performance of the Members that certain LLC Interest shall remain Unvested Performance Interests, then such LLC Interests are subject to purchase by a designee of the Company pursuant to Article 11 above. Before authorizing such purchase the PIC shall determine who (which may not be the Company) shall be entitled to purchase such LLC Interest; provided, however, no member of that Member’s PIC may be so designated.

15.6 Personal Representative. The term “Personal Representative” means the executor or administrator of the estate of a deceased Member, the guardian or other legal representative of a Disabled Member and any other personal or legal representative (by operation of law or otherwise), as the case may be, of a Member. The Personal Representative of any Member will give the LLC prompt notice of his appointment, stating the address at which notices under this Agreement may be given to him.

15.7 INTENTIONALLY OMITTED.

ARTICLE XVI

LLC’S OBLIGATIONS TO PAY FOR LLC INTERESTS

Default in Certain Payments by LLC. If the LLC defaults in making any payment with respect to its purchase of LLC Interests of any Member, whether at any closing specified herein or under any promissory note issued hereunder, and such default is not in dispute and continues for 90 Business Days after notice thereof, the Members shall cause the LLC to be dissolved and liquidated, and distribution of the assets promptly made.

ARTICLE XVII

DISSOLUTION, LIQUIDATION AND TERMINATION

17.1 Dissolution.

(a) Except as herein otherwise expressly provided, the LLC shall be dissolved upon the occurrence of any of the following events:

(i) the divesting by the LLC of all or substantially all of its assets and any property, real or personal, that it may receive resulting from a sale, exchange or other disposition thereof;

(ii) cessation of the LLC business,

(iii) Bankruptcy of the LLC,

(iv) the acquisition of all of the LLC Interests by a single Person, or

(v) any other event, which, under the Law, would cause the dissolution of a limited liability company unless all of the Members elect to continue the business of the LLC within 180 days after such event.

(b) Dissolution shall be effective on the date of the event giving rise to the dissolution, but the LLC shall not terminate until the assets thereof have been distributed in accordance with the provisions hereinafter set forth.

17.2 Rights of Member. This Agreement shall terminate with respect to any Member, and he shall have no further rights or obligations hereunder, except those which expressly survive the sale, immediately upon his disposition of his entire LLC Interest, provided that such disposition was completed in compliance with this Agreement.

17.3 Liquidating Trustee.

(a) Upon dissolution of the LLC, the liquidating trustee (who shall be selected by a Majority-in-Interest of the Members) shall proceed diligently to wind up the affairs of the LLC and distribute its assets in the following order of priority:

(i) to the payment of the debts and liabilities of the LLC (including to Members, other than liabilities for distributions to Members under § 507 or 509 of the Law) and the expenses of liquidation;

(ii) to the setting up of such reserves as the liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the LLC arising out of or in connection with the LLC to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the liquidating trustee shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided;

(iii) to the repayment of any advances that may have been made by any of the Members to the LLC, but if the amount available for such repayment shall be insufficient, then pro rata in accordance with the amounts of such advances;

(iv) to the Members in accordance with their positive Capital Accounts; and

(v) to the Members in accordance with their respective LLC Percentage Interests.

(b) Pending such distribution, the liquidating trustee shall continue to exploit the rights and properties of the LLC consistent with the liquidation thereof, exercising in connection therewith all the power and authority of the Members as herein set forth.

17.4 Accounting on Dissolution. Upon dissolution of the LLC, the liquidating trustee shall cause the LLC’s accountant to make a full and proper accounting of the assets, liabilities, and operation of the LLC, as of and through the last day of the month in which the dissolution occurs.

17.5 Distribution in Kind. No Member shall have the right to demand and receive property other than cash. The liquidating trustee shall, in any event, have the power to sell the LLC’S assets for cash in order to provide for payment of liabilities and establish a reserve as aforesaid or otherwise. All saleable assets of the LLC may be sold in connection with any liquidation at public or private sale at such price and upon such terms as the liquidating trustee, in his sole discretion, may deem advisable. Any Member and any Person in which any Member is in any way interested may purchase assets at such sale. Distributions of LLC assets may be made in cash or in kind, in the sole and absolute discretion of the liquidating trustee.

ARTICLE XVIII

GENERAL CLOSING TERMS AND CONDITIONS

18.1 Closing. Unless otherwise specified, the closing of any purchase and sale pursuant to this Agreement will be held at the principal offices of M&N at 11:00 A.M. New York City time on the date specified in the notice of election to purchase or sell such LLC Interest which date shall not be less than 10 Business Days or more than 60 Business Days after the date of delivery of such notice.

18.2 Deliveries at Closing. Unless otherwise specified, at the closing of any purchase and sale hereunder, the Transferring party will deliver to the acquiring party documents necessary under the Law or reasonably requested by the acquiring party to duly Transfer the LLC Interest. Any document evidencing such LLC Interest shall be delivered to the selling Member to be held under any applicable New Pledge Agreement. If and when any new Note is paid in full, then the purchaser of the LLC

Interest shall receive such LLC Interest free and clear of all Encumbrances. If the seller is the Personal Representative of a Member, such seller shall also deliver to the purchaser due evidence of his fiduciary authority. The acquiring party will deliver and pay the purchase price. Except for attorney’s fees where each party will pay his own attorney and otherwise as provided herein, the acquiring party will pay all expenses and charges of the Transfer of such LLC Interests.

18.3 Agreement to Take All Necessary Steps. Whenever Members, pursuant to this Agreement, purchase LLC Interests, each Transferring Member and the Personal Representatives of any Member shall do all things and execute and deliver all papers as may be reasonably necessary to consummate such purchase or as may be reasonably requested by the acquiring party and will reasonably cooperate during the period prior to the closing so that the LLC’s business continues to function in substantially the same manner as it has been functioning prior to the closing.

18.4 INTENTIONALLY OMITTED.

ARTICLE XIX

OTHER PROVISIONS

19.1 INTENTIONALLY OMITTED.

19.2 Repurchase of Shares. If the LLC Interest of any Member is purchased by any Person (other than Manning or the LLC) such Person shall be deemed an Employee and a Member for purposes of this Agreement.

19.3 INTENTIONALLY OMITTED.

19.4 INTENTIONALLY OMITTED.

19.5 Confidentiality. Each Member shall keep confidential and not disclose to any other Person or use any confidential information (as defined in Section 19.5.1) while a Member and thereafter. This Section shall not be violated by disclosure pursuant to a court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the LLC prior to making any disclosure and the Member cooperates as the LLC may reasonably request in resisting such disclosure. In addition this Section shall not be violated by disclosure of certain financial information as required in connection with and as a result of any sale of LLC Interests contemplated by this Agreement.

19.5.1 Confidential Information. For purposes of this Agreement, “confidential information” means any information concerning or related to the LLC or its affiliates and the business conducted by them, except for such information which is a matter of public record. By way of example and not limitation, “confidential information” includes all trade secrets, customer lists, financial data, product information, forms of organization, procedures, computer software, investment strategies, screens and pricing disciplines, business or investment methodologies, source codes, prices or plans and includes the terms of the Related Shareholders Agreements and this Agreement.

19.6 Return of Documents. All records, papers and other documents received or made by a Member which concern or relate to the LLC or its affiliates or the business conducted by them are the property of the LLC. At any time upon request, and in any event not later than the date on which the Member is no longer an employee of Manning & Napier Advisors, Inc., the Member will promptly deliver all copies of such records, papers and other documents to the LLC.

ARTICLE XX

NOTICES

All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed by first class prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or by such other means as the parties may agree from time to time or (d) five (5) Business Days after being mailed, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate addresses and telecopier numbers set forth on the signature pages attached to this agreement (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties).

ARTICLE XXI

ARBITRATION

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration to be held in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the parties to this Agreement consent to the jurisdiction of the New York courts for this purpose. Any process or other papers under this provision may be served outside New York State in the same manner provided with respect to notices under this Agreement, provided a reasonable time for appearance or response is allowed. Each party to the arbitration shall appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator. The parties shall be afforded reasonable prehearing disclosure of relevant information.

(b) Each party to the arbitration shall have one day to present its case to the arbitrators and the arbitrators shall be instructed to make their award no later than 30 days after the date of the closing of the hearing.

(c) The arbitrators may provide that the costs, expenses and attorneys’ fees incurred by the prevailing party in connection with the proceeding will be paid, in part or full, by the other parties to the arbitration.

(d) The parties will be entitled to injunctive relief to restrain any breach or threatened breach of this Agreement pending the resolution of a dispute pursuant to this Article and no bond or other security will be required in connection with such injunctive relief.

ARTICLE XXII

POWER OF ATTORNEY

22.1 General. Each Member hereby irrevocably constitutes and appoints each other Member (including any successor to such Member), as the case may be, the true and lawful attorney of such Member, from time to time, to execute, acknowledge, swear to and file any of the following:

(a) the Articles of MNCC pursuant to the Law;

(b) any certificate, schedule or other instrument which may be required to be filed by MNCC under the laws of the United States, any state or political subdivision thereof, or of any foreign nation or political subdivisions thereof, including, without limitation, any filing required to be made by MNCC under the securities or antitrust laws of any such jurisdiction; and each Member agrees to provide each other Member with such information as may be necessary to enable any such filing to be made;

(c) any instrument, certificate or other document necessary and appropriate for carrying out the obligations of each such Member set forth in Articles VIII, IX, X, XI, XII, XIII and XIV (including without limitation the sale by any Member of his or her LLC interest pursuant to Articles VIII, IX, X, XI, XII, XIII and XIV); and

(d) all documents which may be required to effectuate the dissolution, liquidation and termination of MNCC.

It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and is irrevocable.

22.2 Power of Attorney for Permitted Transfers; Unit Powers. Upon a Member’s execution of this Agreement, a certificate representing such Member’s Units shall be issued to each such Member and simultaneously shall be redelivered by each such Member to the LLC along with a Unit Power signed by that Member in blank. Upon such Member’s satisfaction of the obligations under the pledge agreement and the subsequent release of his Pledged Units by the pledgee, such Member shall deliver the Pledged Units certificate along with a Unit Power relating to such Units signed in blank to the LLC.

Upon an event which would allow the LLC to require a Member to sell his or her LLC Interest pursuant to, without limitation, Articles VIII, IX, X, XI, XII, XIII and XIV of this Agreement, each of the Members hereby irrevocably authorizes each of the other Members, as his or her lawful attorney-in-fact, to complete his or her executed Unit Power(s) (whether held by the LLC and/or the Pledgee) and deliver his or her Units certificate(s) accompanied by the completed Unit Power(s) to a Permitted Transferee at the time of the closing of a Permitted Transfer under this Agreement.

It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and is irrevocable.

ARTICLE XXIII

GENERAL

23.1 Further Assurances. Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further action as may be required by law or deemed by the Members to be necessary or useful in furtherance of the LLC’s purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

23.2 Prohibition Against Partition. Each Member hereby permanently waives and relinquishes any and all rights he may have to cause all or any part of the property of the LLC to be partitioned, it being the intention of the Members to prohibit any Member from bringing a suit for partition against the other Members, or any of them.

23.3 Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by any other Member of his obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Member of the same or any other obligation of such member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of his rights hereunder.

23.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

23.5 Additional Remedies. The rights and remedies of any Member hereunder shall not be mutually exclusive. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it limit or affect, any other rights in equity or any rights at law or by statute or otherwise of any party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention of this Section 23.5 to make clear the agreement of the parties hereto that their respective rights and obligations hereunder shall be enforceable in equity as well as at law or otherwise.

23.6 Choice of Law. This Agreement and all matters relating to the LLC shall be governed and construed in accordance with the law of the State, without reference to the choice of law provisions thereof.

23.7 Entire Agreement. This Agreement and Related Shareholders Agreements supersede all prior agreements among the parties with respect to their subject matter and are intended, with the documents referred to herein and therein, as a complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter hereof and thereof.

23.8 Amendments. Notwithstanding any other provision of this Agreement, this Agreement may be modified or amended by either (1) written consent signed by (i) Members owning more than 50% of the outstanding LLC Interests (excluding the LLC Interests owned by Manning) and (ii) for so long as Manning is a Member, Manning or (2) an oral resolution adopted by (x) Members owning more than 50% of the outstanding LLC Interests (excluding the LLC Interests owned by Manning) and (y) for so long as Manning is a Member, Manning, at a Meeting (as defined below) thereof and certified to by a Member. The LLC may, whenever desired, integrate into a single instrument all of the provisions of this Agreement as so amended or modified. For purposes of this Section 23.8, the term “Meeting” shall mean a meeting (which may be attended in person, by telephone or by written proxy) called by such Member(s) who own at least 50% of the outstanding LLC Interests by written notice (which may include facsimile or e-mail) at least 3 business days before such meeting. No such modification or amendment shall require the consent or approval of the LLC. The Members shall to the extent necessary take any and all actions required to effectuate such modifications or amendments.

23.9 Gender and Number. Unless the context otherwise requires, when used herein, the singular includes the plural and vice versa, and the masculine includes the feminine and neuter and vice versa.

23.10 Benefit. Subject to transfer restrictions specifically provided for herein, this Agreement is binding upon and inures to the benefit of the parties hereunder, their heirs, legal representatives, successors and permitted assigns.

23.11 Captions. Captions are inserted for convenience only and shall not be given any legal effect.

23.12 Execution. This Agreement may be executed in any number of counterparts, and each such counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Operating Agreement of Manning & Napier Capital Company, L.L.C. on the day and year first above written.

DATED:                     , 2011

SIGNATURE PAGES TO FOLLOW

Address for Notices under Article XX:

c/o Manning & Napier Advisors, Inc. 290 Woodcliff Drive Fairport, New York 14450 Telecopier No.: (585) 325-5143 Attention: William Manning

with copies to:

Herrick, Feinstein LLP 2 Park Avenue 21st Floor New York, New York 10016 Telecopier No.: 212-545-3410 Attention: Harold Levine, Esq.

MANNING & NAPIER CAPITAL COMPANY, L.L.C.

By:

Name: Title:

Address for Notices under Article XX:

William Manning 11 Bristol View Drive Fairport, New York 14450

with copies to:

Herrick, Feinstein LLP 2 Park Avenue 21st Floor New York, New York 10016 Telecopier No.: 212-545-3410 Attention: Harold Levine, Esq.

WILLIAM MANNING

Address for Notices under Article XX:

B. Reuben Auspitz 36 Buttermilk Hill Rd. Pittsford, New York 14534

with copies to:

Garvey Schubert Barer 1000 Potomac Street, N.W. Fifth Floor Washington, D.C. 20007-3501 Telecopier No.: 202-965-1729 Attention: William D. Simon, Esq.

B. REUBEN AUSPITZ

Address for Notices under Article XX:

Gary Henderson 40 Royale Drive Fairport, New York 14450

with copies to:

Garvey Schubert Barer 1000 Potomac Street, N.W. Fifth Floor Washington, D.C. 20007-3501 Telecopier No.: 202-965-1729 Attention: William D. Simon, Esq.

GARY HENDERSON

Address for Notices under Article XX:

Patrick Cunningham 18 Parkview Manor Circle Honeoye Falls, New York 14472

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

PATRICK CUNNINGHAM

Address for Notices under Article XX:

Jeffrey A. Herrmann 200 2nd Avenue South #511 St. Petersburg, Florida 33701

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

JEFFREY A. HERRMANN

Address for Notices under Article XX:

Jeffrey S. Coons 14 Whitestone Lane Rochester, New York 14618

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

JEFFREY S. COONS

Address for Notices under Article XX:

Michael J. Magiera 7 Turnberry Lane Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

MICHAEL J. MAGIERA

Address for Notices under Article XX:

Beth H. Galusha 6 Carriage Court Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

BETH H. GALUSHA

Address for Notices under Article XX:

George J. Nobilski 417 French Road Rochester, New York 14618

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

GEORGE J. NOBILSKI

Address for Notices under Article XX:

Jack W. Bauer 11 Pond Meadow Rochester, New York 14624

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

JACK W. BAUER

Address for Notices under Article XX:

Charles H. Stamey 470 Coffee Pot Riviera NE St. Petersburg, Florida 33704

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

CHARLES H. STAMEY

Address for Notices under Article XX:

Marc D. Tommasi 36 Wenham Drive Pittsford, New York 14534

with copies to:

Phillips Lytle Hitchcock Blaine & Huber, LLP 1400 First Federal Plaza Rochester, New York 14614 Attention: Lisa Powers, Esq.

MARC D. TOMMASI

Address for Notices under Article XX:

Antony Desorbo 8429 Hobnail Road Manilus, New York 13104

with copies to:

Frank J. Patyi, Esq. Bond, Schoeneck & King, PLLC One Lincoln Center Syracuse, New York 13202

ANTONY DESORBO

Address for Notices under Article XX:

Brian Gambill 6750 Falcon’s Point Victor, New York 14564

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

BRIAN GAMBILL

Address for Notices under Article XX:

Brian Lester 80 Deer Creek Road Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

BRIAN LESTER

Address for Notices under Article XX:

Christian Andreach 4048 East Avenue Rochester, New York 14618

with copies to:

Mr. Joseph A. Cullen, Esq. Stark & Stark P.O. Box 1500 Newtown, PA 18940

CHRISTIAN ANDREACH

Address for Notices under Article XX:

Christopher Cummings 5 Mendonshire Drive Honeoye Falls, New York 14472

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

CHRISTOPHER CUMMINGS

Address for Notices under Article XX:

Kathryn Maurer 93 Country Down Circle Fairport, New York 14450

with copies to:

Cavitch, Familo, Durkin & Futkin 14th Floor The East Ohio Building Cleveland, Ohio 44114 Telecopier No.: 216-621-3415 Attention: Thomas M. Cawley, Esq.

KATHRYN MAURER

Address for Notices under Article XX:

Virge Trotter 18 Mandalay Ridge Pittsford, New York 14534

with copies to:

Tyler J. Savage, Esq. Woods Oviatt Gilman 700 Crossroads Bldg Two State Street Rochester, New York 14614 Telecopier No.: 585-454-3968

VIRGE TROTTER

Address for Notices under Article XX:

Christine M. Glavin 30 Turning Leaf Lane Rochester, New York 14612

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

CHRISTINE M. GLAVIN

Address for Notices under Article XX:

Michael Platania 331 Chelsea Meadows W. Henrietta, New York 14586

with copies to:

George H. Gray, Esq. Gray & Feldman LIR 625 Panorama Trail Rochester, New York 14625

MICHAEL PLATANIA

Address for Notices under Article XX:

Justin T. Goldman 295 Ashley Drive Rochester, New York 14620

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

JUSTIN T. GOLDMAN

Address for Notices under Article XX:

David C. Roewer 259 Longbranch Drive Dublin, Ohio 43017

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

DAVID C. ROEWER

Address for Notices under Article XX:

Jeffrey W. Donlon 79 Mahogany Run Pittsford, New York 14534

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

JEFFREY W. DONLON

Address for Notices under Article XX:

Scott Pilchard 3417 Clubland Drive Marietta, Georgia 30068

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

SCOTT PILCHARD

Address for Notices under Article XX:

Richard B. Yates 5 Pickwick Drive Rochester, New York 14618

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

RICHARD B. YATES

Address for Notices under Article XX:

Kristin Castner 63 Pinto Run Spencerport, New York 14559

with copies to:

Lisa B. Morris, Esq. 1577 W. Ridge Road Rochester, New York 14615

KRISTIN CASTNER

Address for Notices under Article XX:

Timothy Willis 7616 Golden Wheat Lane Westerville, Ohio 43082

with copies to:

Daniel J. Chiacchia Chiacchia & Flaming 5113 South Park Avenue Hamburg, New York 14075

TIMOTHY WILLIS

Address for Notices under Article XX:

Sean J. Yarton

_________________________________
_________________________________
_________________________________

with copies to:

_________________________________
_________________________________
_________________________________

SEAN J. YARTON

Address for Notices under Article XX:

Paul R. Smith 7 Persimmon Drive Penfield, New York 14526

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

PAUL R. SMITH

Address for Notices under Article XX:

James T. Herbst 2 Latour Manor Fairport, New York 14450

with copies to:

Michael T. Harren Chamberlain D’Amanda 1600 Crossroads Building Two State Street Rochester, New York 14614-1397 Fax: 585-232-3882

JAMES T. HERBST

Address for Notices under Article XX:

Otto Odendahl 510 Elder Lane Winnetka, IL 60093

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

OTTO ODENDAHL

Address for Notices under Article XX:

Robert Conrad 1504 Stone Court Westlake, Ohio 44145

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

ROBERT CONRAD

Address for Notices under Article XX:

Samuel B. Drost 1404 Hampton Lane Plano, Texas 75075

with copies to:

_______________________________________
_______________________________________
_______________________________________

SAMUEL B. DROST

Address for Notices under Article XX:

Christopher Long 5215 Chaversham Lane Norcross, GA 30092

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

CHRISTOPHER LONG

Address for Notices under Article XX:

Jeffrey M. Tyburski 18 Misty Pine Road Fairport, New York 14450

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

JEFFREY M. TYBURSKI

Address for Notices under Article XX:

Jodi L. Hedberg 3 Jade Creek Hilton, New York 14468

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

JODI L. HEDBERG

Address for Notices under Article XX:

Michele R. McGinn 33 Fair Oaks Drive East Rochester, New York 14445

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

MICHELE R. MCGINN

Address for Notices under Article XX:

Michele T. Mosca 11 Shadow Creek Penfield, New York 14526

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

MICHELE T. MOSCA

Address for Notices under Article XX:

Robert Pickels 81 Mahogany Run Pittsford, New York 14534

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

ROBERT PICKELS

Address for Notices under Article XX:

Jason Lisiak 1422 Harbour Walk Road Tampa, Florida 33602

with copies to:

Annoj M. Thakrar Grotefeld & Hoffmann, LLP 180 N. LaSalle Street, Suite 1810 Chicago, IL 60601

JASON LISIAK

Address for Notices under Article XX:

Jay Welles 5 Windham Circle Mendon, New York 14506

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

JAY WELLES

Address for Notices under Article XX:

Eric Daniels 219 West Avenue Rochester, New York 14611

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

ERIC DANIELS

Address for Notices under Article XX:

Christopher F. Petrosino 264 Oakdale Drive Rochester, New York 14618

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

CHRISTOPHER F. PETROSINO

Address for Notices under Article XX:

Sammy Azzouz 39 Chadwick Manor Fairport, New York 14450

with copies to:

_______________________________________
_______________________________________
_______________________________________

SAMMY AZZOUZ

Address for Notices under Article XX:

Mark Macpherson 10 Dunnewood Court Pittsford, New York 14534

with copies to:

Cavitch, Familo, Durkin & Futkin The East Ohio Building, 14th Floor Cleveland, Ohio 44114 Attention: Thomas M. Cawley, Esq.

MARK MACPHERSON

Address for Notices under Article XX:

Keith Harwood 3321 Dandelion Trail Canandaigua, New York 14424

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

KEITH HARWOOD

Address for Notices under Article XX:

Ajay Sadarangani 2141-H East Avenue Rochester, New York 14610

with copies to:

George H. Gray, Esq. Gray & Feldman LLP 625 Panorama Trail Rochester, New York 14625

AJAY SADARANGANI

SCHEDULE A

(1)	MNAO

(2)	AAC

(3)	M&N

(4)	MNCC

SCHEDULE B

(1)	AAC

(2)	MNAO

(3)	M&N

SCHEDULE C

•	A shareholders agreement dated as of December 31, 1992, as amended, among Manning, the Employees and M&N (the “M&N Shareholders Agreement”);

•	a shareholders agreement dated as of December 31, 1992, as amended, among Manning, the Employees and Manning & Napier Advisory Advantage Corporation (“AAC”) (the “AAC Shareholders Agreement”); and

•	shareholders agreement dated as of march 16, 1994, as amended, among Manning, the Employees and Manning & Napier Alternative Opportunities, Inc. (“MNAO”) (the “MNAO Shareholders Agreement”).